UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2017

THE MADISON SQUARE GARDEN COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-36900	47-3373056
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Two Penn Plaza New York, NY	10121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 465-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

On December 15, 2017, The Madison Square Garden Company (the “Company”) entered into certain agreements with Andrew Lustgarten, the President of the Company, as described more fully in Item 5.02 below.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors (the “Board”) of the Company appointed Andrew Lustgarten as President of the Company effective December 15, 2017. Mr. Lustgarten, age 40, has served as Executive Vice President, Corporate Development and Strategy, of the Company since 2014, and was responsible for developing both internal and external opportunities that advance the Company’s key growth initiatives, maintaining key industry and strategic alliances, and overseeing the Company’s involvement in new strategic transactions. Prior to joining the Company, Mr. Lustgarten worked for the National Basketball Association for seven years, where he served as Senior Vice President, Global Strategy, and before that, Special Assistant to the Commissioner.

In connection with Mr. Lustgarten’s appointment as President, Mr. Lustgarten and the Company entered into an employment agreement dated December 15, 2017. The term of the employment agreement will commence on December 15, 2017 (the “Effective Date”). The employment agreement provides for an annual base salary of not less than $1,000,000 and an annual target bonus equal to not less than 150% of Mr. Lustgarten’s annual base salary. Bonus payments are based on actual salary paid during the year for which they are awarded. Mr. Lustgarten will also participate in future long-term incentive programs that are made available to similarly situated executives of the Company, subject to his continued employment by the Company. Commencing with the fiscal year beginning July 1, 2019, and each fiscal year thereafter, it is expected that Mr. Lustgarten will receive one or more long-term awards with an aggregate target value of not less than $2,000,000. For the current fiscal year, Mr. Lustgarten’s long-term opportunity will be prorated to reflect the period from the Effective Date through June 30, 2018. Any such awards are subject to actual grant by the Compensation Committee of the Board (the “Compensation Committee”), and are pursuant to the applicable plan document and the terms and conditions established by the Compensation Committee in its sole discretion.

In connection with the execution of the employment agreement, Mr. Lustgarten received a one-time grant of stock options with an aggregate grant date value equal to $5,000,000 (the “Option Grant”). The Option Grant vests in three equal installments on each of the first three anniversaries of the Effective Date, and expires no later than 10 years after the date of grant. Under the employment agreement, Mr. Lustgarten continues to be eligible to participate in the Company’s standard benefits program, subject to meeting the relevant eligibility requirements, payment of required premiums, and the terms of the plans.

If, on or prior to December 31, 2021, Mr. Lustgarten’s employment with the Company is terminated (i) by the Company other than for “cause” as defined in the employment agreement, or (ii) by Mr. Lustgarten for “good reason” as defined in the employment agreement (so long as “cause” does not then exist), then, subject to Mr. Lustgarten’s execution of a separation agreement with the Company, the Company will provide him with the following benefits and rights: (a) a severance payment in an amount determined at the discretion of the Company, but in no event less than two times the sum of Mr. Lustgarten’s annual base salary and annual target bonus; (b) any unpaid annual bonus for the fiscal year prior to the fiscal year in which such termination occurred and a prorated annual bonus for the fiscal year in which such termination occurred; (c) each of Mr. Lustgarten’s outstanding long-term cash awards will immediately vest in full and will be payable to Mr. Lustgarten to the same extent that other similarly situated active executives receive payment; (d) all of the time-based restrictions on each of Mr. Lustgarten’s outstanding restricted stock or restricted stock units granted to him under the plans of the Company will immediately be eliminated and will be payable or deliverable to Mr. Lustgarten subject to satisfaction of any applicable performance criteria; and (e) each of Mr. Lustgarten’s outstanding stock options and stock appreciation awards under the plans of the Company will immediately vest.

The employment agreement contains certain covenants by Mr. Lustgarten including a noncompetition agreement that restricts Mr. Lustgarten’s ability to engage in competitive activities until the first anniversary of a termination of his employment with the Company.

The description above is qualified in its entirety by reference to Mr. Lustgarten’s Employment Agreement and Option Agreement, which are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated by reference into this Item 5.02 by reference.

In addition to the employment agreement, Mr. Lustgarten entered into certain aircraft time sharing agreements (the “Time Sharing Agreements”) pursuant to which Mr. Lustgarten may lease various Company-owned or leased aircraft for limited personal use. For any flight taken under the Time Sharing Agreements, Mr. Lustgarten will pay for the actual expenses of the flight as listed in the applicable agreement, but not to exceed the maximum amount permitted under Federal Aviation Administration rules.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1	Employment Agreement, dated December 15, 2017, between the Company and Andrew Lustgarten.

10.2	Option Agreement, dated December 15, 2017, between the Company and Andrew Lustgarten.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MADISON SQUARE GARDEN COMPANY (Registrant)

By:	/s/ Lawrence J. Burian
	Name:	Lawrence J. Burian
	Title:	Executive Vice President, General Counsel & Secretary

Dated: December 18, 2017

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